Exhibit (h)(7)

AMENDED AND RESTATED SECURITIES LENDING AUTHORIZATION AGREEMENT

Between

RUSSELL INVESTMENT FUNDS

ON BEHALF OF EACH OF ITS SERIES LISTED ON SCHEDULE C

and

STATE STREET BANK AND TRUST COMPANY

EXHIBITS AND SCHEDULES

SCHEDULE A (Schedule of Fees)

SCHEDULE B (Eligible Investments of Cash Collateral)

SCHEDULE C (Funds)

SCHEDULE D (Acceptable Forms of Collateral)

EXHIBIT A (Qualified Purchaser Investments)

AMENDED AND RESTATED SECURITIES LENDING AUTHORIZATION AGREEMENT

This Amended and Restated Securities Lending Authorization Agreement (the “Agreement”) is dated the 5th day of October, 2009 between RUSSELL INVESTMENT FUNDS, on behalf of its series listed on Schedule C, severally and not jointly, each a registered management investment company organized and existing under the laws of Massachusetts (the “Trust”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (defined below) (collectively, “State Street”), and sets forth the terms and conditions under which State Street is authorized to act on behalf of the Trust with respect to the lending of certain securities of the Trust held by State Street as agent or custodian.

The Trust and Deutsche Bank AG are parties to that certain Securities Lending Agency Agreement dated November 30, 2000 which was assigned by Deutsche Bank AG to State Street Bank and Trust Company pursuant to that Assignment Agreement dated September 18, 2003 (the “Existing Agreement”). This Agreement amends, restates and supersedes the Existing Agreement.

This Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the series of shares of the Trust as listed on Schedule C to this Agreement (the Trust acting on behalf of each such series, a “Fund” and collectively, the “Funds”) as it may be amended by the parties, and no series of shares of the Trust shall be responsible or liable for any of the obligations of any other series of the Trust under this Agreement or otherwise, notwithstanding anything to the contrary contained herein.

NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants contained herein, each of the parties does hereby covenant and agree as follows:

1.	Definitions. For the purposes hereof:

(a) “Authorized Representative” means any person who is, or State Street reasonably believes to be, authorized to act on behalf of a Fund with respect to any of the transactions contemplated by this Agreement.

(b) “Available Securities” means the securities of the Funds that are available for Loans pursuant to Section 3, which shall be limited to no more than 50% of a Fund’s net asset value at any point in time exclusive of any securities held by the Funds that are Collateral, which Collateral shall at all times be excluded from the definition of Available Securities unless otherwise agreed in writing by the parties.

(c) “Borrower” means any of the entities to which Available Securities may be loaned under a Securities Loan Agreement, as described in Section 4. Borrower shall include an SSB Borrower to the extent approved by the Funds in accordance with Section 4.

(d) “Collateral” means collateral delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

(e) “Investment Manager” when used in any provision, means a person or entity that has discretionary authority over the investment of the Available Securities to which the provision applies.

(f) “Loan” means a loan of Available Securities to a Borrower.

(g) “Loaned Security” shall mean any “security” which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

(h) “Market Value” of a security means the market value of such security (including, in the case of a Loaned Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service designated by State Street, or such other independent sources as may be selected by State Street on a reasonable basis.

(i) “Replacement Securities” means securities of the same issuer, class, quantity and denomination as Loaned Securities (or the equivalent thereof in the event of a recapitalization, merger, consolidation, or other corporate action of the issuer of the Loaned Security).

(j) “Securities Loan Agreement” means the agreement between a Borrower and State Street (as agent on behalf of the Funds) that governs Loans, as described in Section 5.

(k) “State Street Affiliates” means any entity that directly or indirectly through one or more intermediaries, controls State Street or that is controlled by or is under common control with State Street.

2.	Appointment of State Street.

Each Fund hereby appoints and authorizes State Street as its agent to lend Available Securities to Borrowers in accordance with the terms of this Agreement. State Street shall have the responsibility and authority to do or cause to be done all acts State Street shall determine to be desirable, necessary, or appropriate to implement and administer this securities lending program. Each Fund agrees that State Street is acting as a fully disclosed agent and not as principal in connection with the securities lending program. State Street may take action as agent of the Fund on an undisclosed or a disclosed basis. State Street is also hereby authorized to request a third party bank, including The Bank of New York Mellon and JPMorgan Chase Bank, NA (including their respective predecessors and successors), to undertake certain custodial functions in connection with holding of the Collateral provided by a Borrower pursuant to the terms hereof. In connection therewith, State Street will instruct such third party bank to establish and maintain a Borrower’s account and a State Street account wherein all Collateral, including cash, shall be maintained by such bank (as applicable) in accordance with the terms of a custodial arrangement which shall also be consistent with the terms hereof. State Street shall segregate all non-cash Collateral held on behalf of the Funds by State Street or such third-party bank from the assets of State Street by appropriate identification on the books and records of State Street.

Each Fund also authorizes State Street, its affiliates or subsidiaries, as its agent, to enter into fee for holds arrangements with respect to certain Available Securities. State Street will, in return for a fee from the Borrower, hold and reserve certain Available Securities and refrain from lending such Available Securities to any third party without the Borrower’s permission, provided, however, that the fee for holds arrangements shall not restrict or otherwise affect the Fund’s ownership rights with regard to the Available Securities. The fee from the Borrower shall be allocated between State Street and the Fund in accordance with Schedule A.

3.	Securities to be Loaned.

All of the Fund’s securities held by State Street as custodian shall be subject to this securities lending program and constitute Available Securities hereunder, except those securities which the Fund or an Investment Manager specifically identifies herein or in notices to State Street as not being Available Securities. For avoidance of doubt, such notices to State Street may include instructions by any Fund to State Street to restrict lending its Available Securities based on certain criteria, including, but not limited to, rebate rate, spread, utilization, and/or borrower concentration limits. In the absence of any such identification herein or other notices identifying specific securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of the Fund’s securities should be excluded from the securities lending program.

Upon request of a Fund (which shall include not less than 15 business days advance notice), State Street shall grant reasonable access, during normal business hours and at the Fund’s own expense, to such Fund’s personnel or auditors (with such personnel and auditors all being subject to compliance with State Street’s confidentiality and security policies and procedures), to State Street’s facilities and personnel to the extent such are used in connection with State Street’s securities lending program for purposes of examining or auditing State Street’s operation of the securities lending program solely in respect of lending on behalf of such Fund. Notwithstanding the foregoing statement, State Street reserves the right to impose reasonable limitations on the number, frequency, timing and scope of audits and inspections requested by the Fund or its auditor so as to prevent or minimize any potential impairment or disruption of its operations, distraction of its personnel or breaches of security, policies, confidentiality or regulatory limitations or requirements.

State Street represents and warrants that it conducts formal annual credit reviews for all borrowers listed on its schedule of approved borrowers in accordance with the policies and procedures State Street has in place for such review from time to time.

State Street will provide the Funds, during the term of this Agreement and upon request, a SAS 70 report twice a year, or at such other frequency as such SAS 70 report is prepared by State Street with respect to its securities lending program each year. State Street shall notify the Funds of any such change in frequency.

4.	Borrowers.

Each Fund hereby authorizes State Street to effect Loans of Available Securities of the Fund with any person on State Street’s approved list of Borrowers, including, without limitation, State Street Bank and Trust Company and any affiliate thereof (each acting in the capacity of a Borrower, hereafter also referred to as an “SSB Borrower”) which list will be supplied to the Fund upon execution of this Agreement, quarterly thereafter or upon request. Any SSB Borrower on State Street’s approved list of Borrowers shall be automatically restricted from borrowing any Available Securities of any Fund pursuant to this Agreement or any Securities Loan Agreement unless and until State Street receives the respective Fund’s prior written approval of such SSB Borrower and instruction to remove such restriction for the specified SSB Borrower. Each Fund may instruct State Street to restrict any new Loans to, or to restrict any new Loans and recall (including via reallocations) any or all outstanding Loans to, any Borrower at any time in such Fund’s sole discretion.

Each Fund acknowledges that it is aware that State Street, acting as the Fund’s agent pursuant hereto, is or may be deemed to be the same legal entity as, or affiliated with, SSB Borrower acting as “Borrower” under a Securities Loan Agreement. Each Fund represents that (i) the power granted herein to State Street, as Fund’s agent, to enter into Loan transactions with Borrowers (including any SSB Borrower) and the other powers granted to State Street, as agent pursuant hereto, are given as a result of the Fund’s desire to increase its opportunity to lend securities held in its account on commercially reasonable terms, without such loans being considered a breach of State Street’s fiduciary duty, and are given expressly for the purpose of averting and waiving any prohibitions upon such lending, investment or exercise of such other powers which might otherwise exist in the absence of such powers, and (ii) transactions effected pursuant to and in compliance with this Agreement and any Securities Loan Agreement (including any Securities Loan Agreement with any SSB Borrower) will not constitute a breach of trust or other fiduciary duty to the Trust or the Funds or any other duty by State Street or affiliates thereof to the Trust or the Funds.

In connection with a Loan to any SSB Borrower pursuant hereto, the Fund shall furnish upon request, and State Street shall cause the applicable SSB Borrower to furnish upon request, to State Street for delivery to the other (i) the most recent publicly available audited statement of its financial condition, and (ii) to the extent permissible under applicable law, the most recent available unaudited statement of its financial condition, if more recent than the audited statement. As long as any Loan to an SSB Borrower is outstanding under this Agreement, the Fund shall, and State Street shall cause the SSB Borrower to, in either case, upon request, also promptly deliver to the other (via State Street) all such recent financial information that is subsequently available, and any other financial information or statements that the other may reasonably request.

In the event any such Loan is effected by State Street to SSB Borrower, State Street hereby covenants and agrees for the benefit of the Fund that it has adopted and implemented procedural safeguards to help ensure that all actions taken by State Street as agent on behalf of the Fund in respect of a Loan transaction pursuant hereto will be effected (i) at “arms length” terms, including prices, and (ii) by individuals other than individuals who are acting on behalf of SSB Borrower in its principal capacity as Borrower in the Loan transaction.

State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein.

5.	Securities Loan Agreements.

Each Fund authorizes State Street to enter into one or more Securities Loan Agreements with such Borrowers as may be selected by State Street. Each Securities Loan Agreement shall have such terms and conditions as State Street may negotiate with the Borrower. State Street shall use reasonable efforts to negotiate Securities Loan Agreements to be not materially adverse from applicable market standard agreements (including without limitation the SIFMA/BMA Master Securities Loan Agreement 2000 version and the ISLA Global Master Securities Loan Agreement 2000 version). Certain terms of individual Loans, including rebate fees to be paid to the Borrower for the use of cash Collateral, shall be negotiated at the time a Loan is made. State Street agrees to provide a Fund a confidential copy of any Securities Loan Agreement with any Borrower upon request.

6.	Loans of Available Securities.

Subject to Section 3 of this Agreement, State Street shall be responsible for determining whether any Loans shall be made and for negotiating and establishing the terms of each such Loan. State Street shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Fund. In the event of a default by a Borrower on any Loan (within the meaning of the applicable Securities Lending Agreement), State Street is authorized to act in any manner it reasonably deems appropriate, subject, however, to the standard of care required under Section 12 of this Agreement. Upon notice to State Street, the Fund has the right to direct State Street to initiate action to terminate any Loan made under this Agreement and any Securities Loan Agreement.

Each Fund acknowledges that State Street administers securities lending programs for other clients of State Street. State Street will allocate securities lending opportunities among its clients, using reasonable and equitable methods established by State Street from time to time. State Street does not represent or warrant that any amount or percentage of the Fund’s Available Securities will in fact be loaned to Borrowers. Each Fund agrees that, provided State Street allocates lending opportunities as provided in the previous sentence, it shall have no claim against State Street and State Street shall have no liability arising from, based on, or relating to, loans made for other clients, or loan opportunities refused hereunder, whether or not State Street has made fewer or more loans for any other client, and whether or not any loan for another client, or the opportunity refused, could have resulted in loans made under this Agreement.

Each Fund also acknowledges that, under the applicable Securities Loan Agreements, the Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from State Street terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement and in no event later than the end of the customary settlement period. Upon receiving a notice from the Fund or an Investment Manager that Available Securities which have been loaned to a Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), State Street shall notify reasonably promptly thereafter the Borrower which has borrowed such securities that the Loan of such Available Securities is terminated and that such Available Securities are to be returned within the time specified by the applicable Securities Loan Agreement and in no event later than the end of the customary settlement period (the “Recall Period”).

7.	Distributions on and Voting Rights with Respect to Loaned Securities.

Except as provided in the next sentence, all substitute interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Fund’s account on the date such amounts are delivered by the Borrower to State Street. Any non-cash distribution on Loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date such non-cash distribution is received by the Borrower; provided that the Fund or Investment Manager may, by giving State Street ten (l0) business days’ notice prior to the date of such non-cash distribution, direct State Street to request that the Borrower deliver such non-cash distribution to State Street, pursuant to the applicable Securities Loan Agreement, in which case State Street shall credit such non-cash distribution to the Fund’s account on the date it is delivered to State Street.

Each Fund acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to Available Securities that are on loan on the applicable record date for such Available Securities.

Each Fund also acknowledges that any payments of distributions from Borrower to the Fund are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax and accounting treatment of such payment may differ from the tax and accounting treatment of such interest or dividend.

If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities, State Street shall use all reasonable endeavors to ensure that any timely instructions from the Fund or its Investment Manager are complied with, but State Street shall not be required to make any payment unless the Fund has first provided State Street with funds to make such payment.

Each Fund acknowledges and agrees that, with respect to a dividend paid during the Loan term by a company that is a resident of France, the Fund will not be entitled to receive, either from the French company or the Borrower, any additional dividends (sometimes referred to as “complementary coupons”) declared and payable by such company that are equivalent to a tax credit adjustment (such as “credit d’impot étranger”).

Each Fund further acknowledges and agrees that the Fund will be required to accept cash in lieu of fractional shares in all instances in which an issuer does not issue fractional shares.

8.	Collateral.

(a) Receipt of Collateral. Concurrently with or prior to the delivery of the Loaned Securities to the Borrower under any Loan, State Street shall receive from the Borrower Collateral in any of the forms listed on Schedule D. Said Schedule may be amended as the parties may agree to in writing from time to time. Each Fund hereby authorizes State Street (or a third party as described in Section 2 above) to receive and to hold, on the Fund’s behalf, Collateral from Borrowers to secure the obligations of Borrowers with respect to any Loan of Available Securities made on behalf of the Fund pursuant to the Securities Loan Agreements. All non-cash Collateral received from Borrowers on behalf of the Funds shall, by appropriate identification on the books and records of State Street, be segregated at all times for the benefit of the respective Fund and, absent a default by the Borrower, shall not be rehypothecated (provided, however, that if Borrower delivers Collateral through a clearing organization, Borrower acknowledges that such Collateral shall be subject to the rules of such clearing organization). All investments of cash Collateral made in accordance with this Agreement shall be for the account and at the risk of the Fund.

(b) Marking to Market. Concurrently with or prior to the delivery to the Borrower of Loaned Securities, State Street (or a third-party as authorized in Section 2) shall obtain and hold initial Collateral for such Loan (i) with a value of (x) 102% for Loans of US equity securities, US corporate debt securities, non-US corporate debt securities, US government securities (including securities issued by US agencies or instrumentalities), and sovereign debt issued by non-US governments; and (y) 105% for Loans of non-US equity securities, and (ii) for any other securities, depending on the requirements of Schedule D, the nature of the Loaned Securities and the Collateral received, with a value of 102% or 105% of the Market Value of the Loaned Securities, or such other value, but not less than 102% of the Market Value of the Loaned Securities, as may be applicable in the jurisdiction governing the Fund or in which such Loaned Securities are customarily traded.

Pursuant to the terms of the applicable Securities Loan Agreement, State Street shall, in accordance with State Street’s reasonable and customary practices, mark Loaned Securities and Collateral for each Loan to their Market Value each business day based upon the Market Value of the Collateral and the Loaned Securities at the close of business employing the most recently available pricing information. If on any business day, the value of the Collateral held in respect of each Loan to any Borrower (i) is less than 102 percent for loans of (x) US equity Securities, (y) US corporate debt securities and (z) non-US corporate debt securities, (ii) is less than 105 percent for loans of non-US equity Securities or (iii) is less than 100 percent for US government securities (including securities issued by US agencies or instrumentalities), and sovereign debt issued by non-US governments, of the aggregate Market Value of the Securities subject to such Loans, State Street shall demand that such Borrower deliver additional Collateral so that the value of the Collateral is equal to or greater than (i) 102 percent, (ii) 105 percent, and (iii) 102 percent, respectively, of the Market Value of the Loaned Securities subject to said Loans.

(c) Return of Collateral. The Collateral shall be returned to Borrower at the termination of the Loan upon the return of the Loaned Securities by Borrower to the Funds.

(d) Limitations. Each Fund agrees it assumes all investment risk associated with its respective investment or change of investment of cash Collateral, including without limitation interest rate, market, credit and liquidity risk associated with any investments purchased or entered into directly or indirectly with cash Collateral. State Street shall not be liable for any market or investment risk of loss with respect to any deposit, investment or change of investment of cash Collateral (including any cash Collateral investment vehicle designated on Schedule B), except to the extent such market or investment risk of loss results directly from State Street’s failure to perform its duty, in accordance with the standard of care set forth in Section 12(a), to follow the Instructions (as defined below) of the Funds to invest cash Collateral. If, other than as a result of the foregoing exception, the value of the cash Collateral so invested is insufficient to return any and all other amounts due to such Borrower pursuant to the Securities Loan Agreement, the Fund shall be responsible for such shortfall as set forth in Section 9. Notwithstanding anything to the contrary, State Street has no responsibility or liability whatsoever for investment decisions made by the Funds in connection with cash Collateral under this Agreement.

9.	Investment of Cash Collateral and Compensation.

(a) Each of the Funds hereby authorizes and instructs State Street to deposit all cash Collateral in a custody account that the Funds agree to have established with the Custodian pursuant to the Custody Agreement between the Fund and the Custodian, solely for the purpose of investment of cash Collateral under this Agreement (the “Russell Investment Funds Joint Account”). Each of the Funds shall, by written instruction to State Street effective solely from and after State Street’s written consent thereto (such consent not to be unreasonably delayed or withheld), authorize and instruct State Street to invest, on each of the Fund’s behalf and at each of the Funds’ sole risk, all such cash Collateral (including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments) deposited in the Russell Investment Funds Joint Account in eligible investments listed on Schedule B (“Instructions”). It is understood and agreed that State Street’s consent is solely required and delivered for purposes of confirmation of operational feasibility of implementing the Instructions. Except as provided in Section 8(d) of this Agreement, State Street does not assume any market or investment risk of loss associated with any investment or change of investment in any such investments, including any cash Collateral investment vehicle designated on Schedule B.

(b) Each Fund authorizes and directs solely State Street to deposit and withdraw cash Collateral on behalf of the Funds in respect of the Russell Investment Funds Joint Account and any subaccount thereunder or investment thereof (each, and together, the “Russell Collateral Account”), for purposes of satisfaction of any of the Funds’ obligations under this Agreement and the Securities Loan Agreements. Each Fund hereby agrees that (i) it will not withdraw its authorization of State Street under this provision or direct or otherwise cause cash to be withdrawn from the Russell Collateral Account, and (ii) it will not modify the Russell Collateral Account or direct that the cash Collateral be deposited or invested in any account other than the Russell Collateral Account. Each Fund shall calculate and report, or cause their Custodian to calculate and report, to the Securities Finance Division of State Street hereunder after the close of each business day the applicable daily yield of the Russell Investment Company Money Market Fund, to determine, among other things, income and compensation to be paid to each Fund and State Street in connection herewith.

(c) Each Fund acknowledges that interests in any mutual funds, securities lending trusts and other collective investment funds, to which State Street or any State Street Affiliate provides services are not guaranteed or insured by State Street or any State Street Affiliate or by the Federal Deposit Insurance Corporation or any government agency. Each Fund hereby authorizes State Street to purchase or sell investments of cash Collateral to or from other accounts held by State Street or any State Street Affiliate subject to compliance with applicable law.

(d) The net income generated by any investment of cash Collateral by State Street on behalf of each Fund pursuant to this Agreement shall be allocated among the Borrower, State Street, and each Fund, as follows: (a) a portion of such income shall be paid to the Borrower in accordance with the agreement negotiated between the Borrower and State Street; (b) the balance, if any, shall be split between State Street as compensation for its services in connection with this securities lending program and each Fund and such income shall be credited to each Fund’s account, in accordance with the fee schedule attached hereto as Schedule A.

(e) In the event the net income generated by any investment of cash Collateral made pursuant to this Section 9 does not equal or exceed the rebate amount due the Borrower (for the use of cash Collateral) in accordance with the agreement between Borrower and State Street (the “Rebate Fee”), the Fund shall be responsible for the payment in full when due of the difference between the net income generated and the Rebate Fee due to the Borrower, subject, however, to any liability of State Street under Section 8(d), and State Street may offset such amount owed by the Fund against future earnings to the Fund hereunder and/or, upon commercially reasonable notice, debit each Fund’s account accordingly.

(f) Each Fund shall be solely responsible for any and all other amounts due to State Street and the Borrower pursuant to this Agreement and the Securities Loan Agreement and State Street may, upon commercially reasonable notice to the Fund, debit each Fund’s account accordingly. In the event debits to the Fund’s account produce a deficit therein, State Street shall, upon commercially reasonable notice to the Fund, sell or otherwise liquidate investments made with cash Collateral and credit the net proceeds of such sale or liquidation to satisfy the deficit. In the event the foregoing does not eliminate the deficit, State Street shall have the right to charge the deficiency to any other account or accounts maintained by the Fund with State Street.

(g) To the extent that a Loan is secured by non-cash Collateral, the Borrower shall be required to pay a loan premium, the amount of which shall be negotiated by State Street. Such loan premium shall be allocated between State Street and each Fund as follows: (i) a portion of such loan premium shall be paid to State Street as compensation for its services in connection with this securities lending program, in accordance with Schedule A hereto; and (ii) the remainder of such loan premium shall be credited to each Fund’s account.

(h) Each Fund hereby agrees that it shall reimburse State Street for any and all funds advanced by State Street on behalf of each Fund as a consequence of each Fund’s obligations hereunder or under any Securities Loan Agreement, including each Fund’s obligation to return cash Collateral to the Borrower and to pay any fees due the Borrower as provided in Section 8 hereof or this Section 9.

(i) As security for the due and punctual performance by each Fund of any and all obligations to State Street hereunder or under any Securities Loan Agreement, including but not limited to each Fund’s obligation to repay State Street of any credit, advance, overdraft or other indebtedness of the Lender to State Street arising hereunder (the “Obligations”), each Fund hereby grants and transfers to State Street, a continuing lien upon and security interest in any and all property (together with the proceeds thereof) in which each Fund at any time has rights and which at any time have been delivered, transferred, or deposited in or credited to an account with State Street or otherwise at any time is in the possession or under the control or recorded on the books of State Street (or any third party acting on behalf of State Street or otherwise in respect of services hereunder), whether expressly as Collateral or for custody or safekeeping or for any other or different purpose, and any property which may be in transit by mail or carrier for any purpose, or converted or affected by any documents in State Street’s possession (collectively, the “Property”). Each Fund agrees that in addition to the rights and remedies given to State Street hereunder, State Street shall have all the rights and remedies of a secured party under the Uniform Commercial Code of Massachusetts, and/or any other applicable laws and/or regulations as then in effect.

(j) In the event of any failure by each Fund to pay or perform any or all of the Obligations, State Street shall have the right, in addition to any other remedies provided herein or under applicable law (without further notice to each Fund), to apply the Property to the payment of such Obligations. State Street shall not be obligated to assert or enforce any rights, liens or security interest hereunder or to take any action in reference thereto, and State Street may in its discretion at any time relinquish its rights hereunder as to particular Property, in each case without thereby affecting or invalidating its rights hereunder as to all or any other Property securing or purporting to secure each Fund’s Obligations. While any Obligations, whether contingent or otherwise, to State Street are outstanding, State Street may decline to deliver out Property to the extent that, in State Street’s reasonable judgment, the value of the Property would be less than 105% of the Obligations after giving effect to the delivery out. While the payment or performance of any Obligations are in default, State Street may decline to deliver out any Property. The provisions of this paragraph shall survive the termination of any Custody Agreement between each Fund and State Street.

(k) State Street may charge the Russell Investment Funds Joint Account and any account (in each case, whether containing cash or other assets) held by State Street in the name of each Fund for any amounts due to State Street or any Borrower in connection with this Agreement or any Securities Loan Agreement.

10.	Fee Disclosure.

The fees associated with the investment of cash Collateral in funds maintained or advised by State Street are disclosed on Schedule A hereto. Said fees may be changed from time to time by State Street upon fifteen (15) business days’ prior written notice to the Funds. An annual report with respect to such funds is available to the Funds, at no expense, upon request.

11.	Recordkeeping and Reports.

State Street will establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. Absent manifest error, State Street’s records shall be presumed to reflect accurately any instructions, directions or other communications, regardless of how communicated, sent or delivered, from any Authorized Representative. On a monthly basis, State Street will make available to the Funds a statement describing the Loans made, and the income derived from the Loans, during the period covered by such statement. Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester’s performance of its duties in connection with this securities lending program.

Each Fund hereby agrees to participate in the Performance Explorer service offered by State Street through Data Explorers Limited and each Fund further agrees that as a condition for its participation in the Performance Explorer service, State Street is authorized by the Fund to provide to Data Explorers information relating to the Fund’s Loaned Securities on an anonymous basis for aggregation into the Data Explorers database, provided that the identity of the Fund as owner of the Loaned Securities is in no way identifiable and provided further that Data Explorers Limited has agreed to treat any such information provided to it confidentially and to use such information solely for the purposes of providing the service.

12.	Standard of Care and Indemnification.

(a) State Street shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally in the performance of duties arising from acting as agent for clients in securities lending transactions (as appropriate), but under no circumstances shall State Street’s standard of care be less than the duty of care owed by a directed agent or discretionary agent, as applicable, to its principal under similar facts and circumstances under applicable agency law. Notwithstanding the foregoing, State Street shall be liable for its gross negligence or wilful misconduct in the performance of its duties hereunder.

(b) Each Fund shall indemnify State Street and hold State Street harmless from any loss or liability (including without limitation, the reasonable fees and disbursements of counsel) incurred by State Street in rendering services hereunder or in connection with any breach of the terms of this Agreement by such Fund, except such loss or liability which results from State Street’s negligence, wilfull misconduct, fraud or failure to exercise the standard of care required by this Section 12. Nothing in this Section shall derogate from the indemnities provided by State Street in Section 14. State Street may charge any amounts to which it is entitled hereunder against each Fund’s account.

(c) Notwithstanding any express provision to the contrary herein, State Street shall not be liable for any indirect, consequential, incidental, special or exemplary damages, even if State Street has been apprised of the likelihood of such damages occurring. Notwithstanding any express provision to the contrary herein, each Fund shall not be liable for any indirect, consequential, incidental, special or exemplary damages suffered by State Street, even if such Fund has been apprised of the likelihood of such damages occurring.

(d) Each Fund acknowledges that in the event that its participation in securities lending generates income for the Fund, State Street may be required to withhold tax or may claim such tax from the Fund as is appropriate in accordance with applicable law.

(e) State Street, in determining the Market Value of securities, including without limitation, Collateral, may rely upon any recognized pricing service and shall not be liable for any errors made by such service, unless employees of the Securities Finance Division of State Street, acting in respect of this Agreement, knew of any material errors made by such pricing service at the time of State Street’s determination of and reliance upon said pricing service for determining Market Value for the applicable securities and failed to correct such errors in a timely manner.

13.	Representations and Warranties.

Each party hereto represents and warrants that (a) it has and will have the legal right, power and authority to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.

Each Fund represents on a continuing basis that it has determined that the Russell Investment Funds Joint Account, any eligible investments for cash Collateral listed on Schedule B hereto, taking into account any fees assessed thereby, and any Instructions related thereto, are now, and will continue to be, acceptable and appropriate investment vehicles, investments and policies for the investment of cash Collateral under this Agreement.

Each Fund represents and warrants on a continuing basis that (a) it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder including without limitation the tax and accounting treatment of the Russell Investment Funds Joint Account; and (b) it is the legal and beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities.; (c) each Fund will be solely responsible for any tax and/or reporting obligations regarding the Russell Investment Funds Joint Account, as applicable, and (d) the financial statements delivered to State Street pursuant to Section 4 fairly present its financial condition.

Each Fund further represents and warrants that it will, or will cause its representatives to, promptly notify State Street orally and by written notice, of the relevant details of any corporate actions, private consent offers/agreements and/or any other off-market arrangements that may require the recall and/or restriction of a security from lending activity. Such written notice shall be delivered sufficiently in advance so as to: (a) provide State Street with reasonable time to notify Borrowers of any instructions necessary to comply with the terms of the corporate actions, private consent offers/agreements and/or other off-market arrangements, and (b) provide such Borrowers with reasonable time to comply with such instructions.

The person executing this Agreement on behalf of the Funds represents that he or she has the authority to execute this Agreement on behalf of the Funds.

In the event that the Funds direct State Street to invest cash Collateral in one or more of the following cash Collateral investment vehicles: the (i) Securities Lending Quality Trust, or (ii) State Street Navigator Securities Lending Trust (each a “Trust”, collectively, the “Trusts”), each Fund also represents and warrants to, and agrees and covenants with the Trustee of the relevant Trust, as of the date hereof and as of the date or dates on which any units (“Units”) of the Trust are purchased (collectively, the “Date of Purchase”) that:

(a) The Units will be purchased for the account of the Fund for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein. Each Fund acknowledges and agrees that it has received copies of the Confidential Offering Memorandum for the State Street Navigator Securities Lending Trust, and the applicable Declaration of Trust (including applicable Investment Guidelines) of the Trust into which each such Fund has instructed its investment hereunder. Each Fund is aware of the risks associated with an investment in the relevant Trust and has not received any form of general solicitation or advertising in connection with its decision to purchase Units.

(b) Each Fund understands that the none of the Trusts will be registered under the Investment Company Act of 1940 (the “1940 Act”) because each Trust will be qualified as an excepted entity under Section 3(c)(7) of the 1940 Act. Pursuant to such exception, each Trust will be beneficially owned only by “qualified purchasers” as defined in the 1940 Act and the rules and regulations promulgated thereunder and by such other persons as are otherwise entitled to participate in an entity qualified under Section 3(c)(7) of the 1940 Act. Accordingly, each Fund hereby represents that as of the date hereof and as of the Date of Purchase of the Units, the Fund is either:

[Please check and initial the appropriate box or boxes]

/s/ MS Initial of Authorized Signer	☑	a qualified institutional buyer as defined in paragraph (a) of Rule 144A (the “Rule”) of the Securities Act 1933, acting for its own account, the account of another qualified institutional buyer, or the account of a qualified purchaser, and is not: (i) a dealer described in paragraph (a)(1)(ii) of the Rule that owns and invests on a discretionary basis less than $25 million in securities of issuers that are not affiliated persons of the dealer; or (ii) a plan referred to in paragraph (a)(1)(D) or (a)(1)(E) of the Rule, or a trust fund referred to in paragraph (a)(1)(F) of the Rule that holds the assets of such a plan, if investment decisions with respect to the plan are made by the beneficiaries of the plan; or

/s/ MS Initial of Authorized Signer	☑	an entity that in the aggregate owns and invests on a discretionary basis $25 million or more in Qualified Purchaser Investments (as defined in Exhibit A). In making this determination, the amount of any outstanding indebtedness incurred to make the Qualified Purchaser Investments held by the Fund shall be subtracted from the Qualified Purchaser Investments.

(c) No beneficiary or investor of the Fund has any right to consult with regard to, advise or direct the investments made by or on behalf of the Fund and the Fund has not been organized for the purpose of purchasing Units.

(d) If the Fund: is (A) classified as a partnership for federal income tax purposes, (B) a “grantor trust,” any portion of which is treated as owned by the grantor(s) or other person(s) under sections 671-679 of the Code, or (C) an “S corporation” within the meaning of section 1361(a) of the Code (any of (A), (B), or (C), a “Flow-Through Entity”), the beneficial owners of the Fund which is a Flow-Through Entity are not investing in the relevant Trust through the Fund for the principal purpose of avoiding the 100-partner limitation in Treasury Regulations §1.7704-1(h)(i)(ii).

(e) The execution and delivery of this Agreement by the Fund does not require any approval, authorization, license, or filing from or with any foreign, federal, state or municipal board or agency on the part of the Fund or in connection with the offer and sale of the Units on the part of the relevant Trust or Trustee or any of its affiliates.

(f) No provision of any applicable law, regulation or document by which the Fund is bound prohibits the purchase of Units in the relevant Trust by the Fund.

(g) Simultaneously herewith the Fund has completed, executed and delivered to the Trust a Form W-9 setting forth certain taxpayer identification information required by the relevant Trust.

Each Fund hereby represents to State Street that: (i) its policies and objectives generally permit it to engage in securities lending transactions; (ii) its policies permit it to purchase shares of the State Street Navigator Securities Lending Trust with cash Collateral; (iii) its participation in State Street’s securities lending program, including the investment of cash Collateral in the State Street Navigator Securities Lending Trust, and the existing series thereof has been approved by a majority of the directors or trustees which directors and trustees are not “interested persons” within the meaning of section 2(a)(19) of the Investment Company Act of 1940, and such directors or trustees will, with information or personnel supplied by State Street where reasonably requested by the Funds, evaluate the securities lending program no less frequently than annually to determine that the investment of cash Collateral in the State Street Navigator Securities Lending Trust, including any series thereof, is in the Fund’s best interest; and (iv) its prospectus provides appropriate disclosure concerning its securities lending activity.

Each Fund hereby further represents that it is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to this Agreement and the Securities; that it qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended; and that the taxpayer identification number(s) and corresponding tax year-end are as set forth on Schedule C.

Each Fund represents and warrants that it is (i) a “qualified investor” within the meaning of Section 3(a)(54)(A) of the Securities Exchange Act of 1934, as amended; or (ii) an employee benefit plan that owns and invests on a discretionary basis not less than US $25,000,000 in investments. Each Fund agrees to notify State Street immediately of any changes in the information set forth in this Section 13.

14.	Borrower Default Indemnification.

(a) If at the time of a Default by a Borrower with respect to a Loan (within the meaning of the applicable Securities Loan Agreement), some or all of the Loaned Securities under such Loan have not been returned by the Borrower, and subject to the terms of this Agreement, State Street shall indemnify the Fund against the failure of the Borrower as follows. State Street shall purchase a number of Replacement Securities equal to the number of such unreturned Loaned Securities, to the extent that such Replacement Securities are available on the open market. Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such Loan to the purchase of such Replacement Securities. Subject to State Street’s and the Fund’s obligations pursuant to Section 8 hereof, if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street’s expense.

(b) If State Street is unable to purchase Replacement Securities pursuant to Paragraph 14(a) hereof, State Street shall credit to the Fund’s account an amount equal to the Market Value of the unreturned Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the Collateral continues to be successfully marked to market by the Borrower against the unreturned Loaned Securities; or (ii) the next business day following the day referred to in (i) above, if higher. Provided that the events described in Section 14(a) have occurred, a Fund may direct State Street at any time (y) to purchase Replacement Securities or (z) if State Street is unable to purchase such Replacement Securities, to credit the Fund with cash, such purchase to be made, or such credit to be determined, in accordance with the terms of this Section 14.

(c) In addition to making the purchases or credits required by Paragraphs (a) and (b) hereof, State Street shall credit to the Fund’s account the value of all distributions on the Loaned Securities (not otherwise credited to the Fund’s accounts with State Street), for record dates which occur before the date that State Street purchases Replacement Securities pursuant to Paragraph (a) or credits the Fund’s account pursuant to Paragraph (b).

(d) Any credits required under Paragraphs (b) and (c) hereof shall be made by application of the proceeds of the Collateral, if any, that remains after the purchase of Replacement Securities pursuant to Paragraph (a). If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs (b) and (c), such credits shall be made at State Street’s expense.

(e) If after application of Paragraphs (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such Loan are received from the Borrower, State Street shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by State Street pursuant to Paragraphs (a) through (d) above, and then to credit to the Fund’s account all other amounts owed by the Borrower to the Fund with respect to such Loan under the applicable Securities Loan Agreement.

(f) In the event that State Street is required to make any payment and/or incur any loss or expense under this Section, State Street shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Fund against the Borrower under the applicable Securities Loan Agreement.

(g) Notwithstanding anything to the contrary in this Section 14, but subject to Section 8(d), each Fund agrees that State Street shall not have any obligation to indemnify any Fund under this Section 14 to the extent the proceeds of the Collateral are insufficient or the Collateral is unavailable and such insufficiency or unavailability arises from the investment of cash Collateral.

(h) The provisions of this Section 14 shall survive any termination of this Agreement.

(i) The parties agree that this Section 14 is not the sole or exclusive remedy available to the Funds upon the occurrence of an event of Default of a Borrower within the meaning of a Securities Loan Agreement.

15.	Continuing Agreement and Termination.

It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made. The Funds and State Street may each at any time terminate this Agreement upon sixty (60) business days’ written notice to the other to that effect. The only effects of any such termination of this Agreement will be that (a) following such termination, no further Loans shall be made hereunder by State Street on behalf of the Funds, and (b) State Street shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding Loans. The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided. Except as expressly agreed to in Section 8(d) of this Agreement, State Street does not assume any market or investment risk of loss associated with the Fund’s change in cash Collateral investment vehicles or termination of, suspension of, reduction or change in, its participation in this securities lending program and the corresponding liquidation of cash Collateral investments.

16.	Notices.

Except as otherwise specifically provided herein, notices under this Agreement shall be in writing. If in writing, a notice shall be sufficient if delivered to the party entitled to receive such notices at the following addresses:

If to the Funds:

If to State Street:

State Street Bank and Trust Company

Securities Finance

State Street Financial Center

One Lincoln Street

Boston, MA 02111-2900

or to such other addresses as either party may furnish the other party by written notice under this section.

Whenever this Agreement permits or requires the Funds to give notice to, direct, provide information to State Street, such notice, direction, or information shall be provided to State Street on the Funds’ behalf by any individual designated for such purpose by the Funds in a written notice to State Street. This Agreement shall be considered such a designation of the person executing the Agreement on the Funds’ behalf. After State Street’s receipt of such a notice of designation and until its receipt of a notice revoking such designation, State Street shall be fully protected in relying upon the notices, directions, and information given by such designee.

17.	Securities Investors Protection Act of 1970 Notice.

EACH FUND IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER’S OR DEALER’S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

18.	Authorized Representatives.

Each Fund authorizes State Street to accept and to act on any instructions or other communications, regardless of how sent or delivered, from any Authorized Representative. Each Fund shall be fully responsible for all acts of any Authorized Representative, even if that person exceeds his or her authority, and in no event shall State Street be liable to a Fund or any other third party for any losses or damages arising out of or relating to any act State Street takes or fails to take in connection with any such instructions or other communications.

19.	Agents.

State Street may use such agents, including but not limited to, such regulated clearing agents, securities depositaries, nominees, sub-custodians, third party custodians and State Street Affiliates, as State Street deems appropriate to carry out its duties under this Agreement. To the extent the State Street Affiliates act as State Street’s agent hereunder, State Street agrees to be responsible for the acts and omissions of such the State Street Affiliates as though performed by State Street directly. Each Fund agrees that State Street’s sole liability for the acts or omissions of any other agent shall be limited to liability arising from State Street’s failure to use reasonable care in the selection and performance monitoring of such agent.

20.	Force Majeure.

State Street shall not be responsible for any losses, costs or damages suffered by a Fund resulting directly or indirectly from war, riot, revolution, terrorism, acts of government or other causes beyond the reasonable control or apprehension of State Street. State Street represents that it has established and maintains a commercially reasonable business continuity and disaster recovery plan.

21.	Non-US Borrowers.

In the event a Fund approves lending to Borrowers resident in the United Kingdom (“UK”), the Fund shall provide sufficient documentation, in the form and manner required by the UK Inland Revenue, to establish that the Fund is (1) the beneficial owner of any manufactured dividends received and (2) not a UK recipient for purposes of UK manufactured overseas dividend rules.

22.	Miscellaneous.

This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning Loans of Available Securities by State Street on behalf of the Funds. This Agreement shall not be assigned by either State Street or the Fund without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. Each Fund hereby submits to the jurisdiction of any Federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement and hereby agrees that all claims in respect of such action or proceeding may be heard and determined in such Federal court except that this provision shall not preclude any party from removing any action to another Federal court. Each Fund agrees that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration.

23.	Counterparts.

The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

24.	Liability of Trustees.

The Trust’s Declaration of Trust, as amended from time to time, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, provides that the names Russell Investment Company and Russell Investment Funds means the Trustees from time to time serving (as Trustees but not personally) under said Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

25.	Modification.

This Agreement shall not be modified except by an instrument in writing signed by the parties hereto.

RUSSELL INVESTMENT FUNDS,
on behalf of its respective series as listed on Schedule C, severally and not jointly

By:	/s/ Mark Swanson
Name:	Mark Swanson
Its:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Suzanne N. Lee
Name:	Suzanne N. Lee
Its:	Sr. Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 5th day of Oct. 2009 between RUSSELL INVESTMENT FUNDS ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE C, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Schedule of Fees

1. Subject to Paragraph 2 below, all proceeds collected by State Street on investment of cash Collateral or any fee income shall be allocated as follows

•	Eighty-five percent (85%) payable to the Fund, and

•	Fifteen percent (15%) payable to State Street.

2. All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts payable to State Street or to the Borrower under the terms of this Securities Lending Authorization Agreement.

3. Fee Disclosure.

(a) On an annualized basis, the base management fee for investing cash collateral in the Securities Lending Quality Trust is not more than 7.00 basis points netted out of yield. In addition, State Street may pay out of the assets of the Securities Lending Quality Trust all reasonable expenses and fees of the Securities Lending Quality Trust, including professional fees or disbursements incurred in connection with the operation of the Securities Lending Quality Trust.

(b) On an annualized basis, the management/custody/fund administration/transfer agent fee for investing cash Collateral in the State Street Navigator Securities Lending Prime Portfolio is not more than 5.00 basis points netted out of yield. The assets of the Portfolio will be used to pay all reasonable expenses and fees of the Portfolio, including professional fees, trustees fees and disbursements incurred in connection with the operation of the Portfolio.

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement (the “Agreement”), dated the 5th day of Oct. 2009 between RUSSELL INVESTMENT FUNDS ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE C, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Eligible Investments for Cash Collateral

In accordance with Section 9(a) of the Agreement, each of the Funds shall, by written instruction to State Street effective solely from and after State Street’s written consent thereto (such consent not to be unreasonably delayed or withheld, and solely for the purposes specified in Section 9(a)), authorize and instruct State Street to invest, on each of the Fund’s behalf and at each of the Funds’ sole risk, all cash Collateral (including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments) deposited in the Russell Investment Funds Joint Account in one or more of the following eligible investments:

•	Direct obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

•	High quality, short term debt instruments eligible for purchase by Russell Investment Company domestic money market mutual funds.

•	Repurchase transactions with certain counterparts listed on Instructions.

•	Shares of Russell Investment Company domestic money market mutual funds.

•	Shares of the Securities Lending Quality Trust.

•	Shares of State Street Navigator Securities Lending Trust.

•	Shares of the Russell U.S. Cash Collateral Fund, a Washington trust fund.

Supplemental information regarding Securities Lending Quality Trust and State Street Navigator Securities Lending Trust.

Securities Lending Quality Trust. The Securities Lending Quality Trust is a privately offered New Hampshire Investment Trust which is exempt from registration under the Investment Company Act of 1940, as amended (the “40 Act”). State Street has provided each Fund with copies of the Amended and Restated Declaration of Trust dated December 29, 1993, as amended by that First Amendment dated April 23, 1999, and the Amended and Restated Investment Policy Guidelines dated April 15, 2009, and State Street represents and warrants as of the date of execution of this Agreement that such copies are true and correct copies of the currently existing Declaration of Trust and Investment Guidelines of the Securities Lending Quality Trust.

State Street Navigator Securities Lending Trust. The State Street Navigator Securities Lending Trust is an open-end management investment company registered with the Securities and Exchange Commission under the ‘40 Act. State Street has provided the Funds with a copy of the Confidential Offering Memorandum dated as of January 9, 2008 (the “COM”) and State Street represents and warrants as of the date of execution of this Agreement that such COM is the true and correct copy of the currently existing COM of the State Street Navigator Securities Lending Trust-Prime Portfolio.

Schedule C

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 5th day of Oct. 2009 between RUSSELL INVESTMENT FUNDS ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE C, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Fund Name	Taxpayer Identification Number	Tax Year-End
Multi-Style Equity	91-1717303	December 31
Aggressive Equity	91-1717305	December 31
Non-US	91-1717306	December 31
Core Bond	91-1717307	December 31
Real Estate Securities	91-1954187	December 31
Moderate Strategy Fund	30-0410545	December 31
Balanced Strategy Fund	30-0410546	December 31
Growth Strategy Fund	30-0410529	December 31
Equity Growth Strategy Fund	30-0199473	December 31

Schedule D

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 5th day of Oct. 2009 between RUSSELL INVESTMENT FUNDS ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE C, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Acceptable Forms of Collateral

•	cash (U.S. and foreign currency);

•	securities issued or guaranteed by the United States government or its agencies or instrumentalities;

•	sovereign debt;

•	convertible bonds;

•

irrevocable bank letters of credit issued by a person other than the Borrower or an affiliate of the Borrower may be accepted as Collateral, if State Street has determined that it is appropriate to accept such letters of credit as Collateral under the securities lending programs it administers; and

•	such other Collateral or restrictions on acceptable Collateral as the parties may agree to in writing from time to time.

Exhibit A

QUALIFIED PURCHASER INVESTMENTS

This Exhibit is designed to assist the Fund in determining which of its assets are Qualified Purchaser Investments and the appropriate method of valuing those assets. Although the definition of Qualified Purchaser Investments includes most of what are ordinarily considered “investments” or “securities” (but excludes assets such as jewelry, artwork, antiques and other similar collectibles), issues may arise as to whether a particular holding falls within the definition. The Fund is encouraged to consult its legal and/or investment advisors for guidance on these issues.

Types of Investments. The term “Qualified Purchaser Investment” includes the investments described below.

(a)	Cash and cash equivalents (including foreign currency) held for investment purposes, including bank deposits, certificates of deposit, bankers acceptances, and the net cash surrender value of an insurance policy.

(b)	Securities such as

(i)	shares of (and other interests in) mutual funds, closed-end funds, hedge funds, and commodity pools;

(ii)	securities, including common stock, preferred stock and other equity instruments as well as bonds, notes, debentures and other debt obligations, of public companies (including companies listed on certain foreign exchanges);

(iii)	securities, including common stock, preferred stock and other equity instruments as well as bonds, notes, debentures and other debt obligations, of private companies with at least $50 million in shareholders’ equity;

(iv)	interests in family-owned or closely-held businesses controlled by the Fund if they fall in one of categories (i)-(iii) above; and

(v)	bonds, notes and similar debt obligations issued by federal, state and local governments and agencies.

(c)	Real estate held for investment purposes (which does not include a place of business used by the Fund or the Subscriber’s family, or a personal residence used by the Fund or the Subscriber’s family unless the residence is treated as an investment for tax purposes).

(d)	Commodity futures contracts, options on commodity futures contracts, and options on physical commodities traded on or subject to the rules of a major commodities exchange held for investment purposes.

(e)	Physical commodities such as gold or silver with respect to which a commodity interest is traded on or subject to the rules of a major commodities exchange held for investment purposes.

(f)	Financial contracts entered into for investment purposes including swaps and similar contracts.

Valuation. A Qualified Purchaser Investment should be valued at its fair market value as of the most recent practicable date or its cost, provided that commodity interests should be valued at the initial margin or option premium deposited in connection with such interests.

Investments by Subsidiaries. The amount of Qualified Purchaser Investments owned by an Entity other than a so-called “Family Company” may include investments owned by majority-owned subsidiaries of the Entity and investments owned by an Entity (“Parent Entity”) of which the Entity is a majority-owned subsidiary, or by a majority-owned subsidiary of the Entity and other majority-owned subsidiaries of the Parent Entity.

CERTIFICATE OF SIGNING AUTHORITY AND INCUMBENCY

I, Mary Beth Rhoden, hereby certify that I am the Assistant Secretary of Russell Investment Funds, duly organized and validly existing under the laws of Massachusetts (the “Client”), and further certify in such capacity that each of the following individuals, acting singly, has been authorized to act in the name and on behalf of each Fund and to sign, acknowledge, deliver and accept delivery of agreements and other documents in connection with securities lending transactions and that the true signature of each such individual is shown below opposite his or her name, and State Street Bank and Trust Company may rely upon this certificate until such time as it receives another certificate bearing a later date.

Name	Title	Specimen Signature

Rick Chase	Assistant Treasurer	/s/ Rick Chase

David Craig	Assistant Treasurer	/s/ David Craig

Sean P. De Laat	Assistant Treasurer	/s/ Sean P. De Laat

Mark E. Swanson	Treasurer, Chief Financial Officer & Chief Accounting Officer	/s/ Mark E. Swanson

Kaz A. Yamada	Assistant Treasurer	/s/ Kaz A. Yamada

IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of October, 2009

/S/ MARY BETH RHODEN
Mary Beth Rhoden
Assistant Secretary

I, Laura M. Scott, hereby certify that Mary Beth Rhoden is the duly elected, qualified and acting Assistant Secretary of each Fund, and his/her signature appearing above is his/her own true signature.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/S/ LAURA M. SCOTT
NOTARY PUBLIC in and for the State of Washington
My commission expires 4/5/13